UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A/A

Amendment No. 1 to Registration Statement

on Form 8-A dated May 31, 2005

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Foster Wheeler AG

(Exact Name of Registrant as Specified in Its Charter)

Switzerland*	98-0607469
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Perryville Corporate Park Clinton, New Jersey	08809-4000
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box.  ☐

*                 Maintains its registered offices at c/o Bär & Karrer, Baarerstrasse 8, CH-6301 Zug, Switzerland, and its principal executive offices at Perryville Corporate Park, Clinton, New Jersey 08809-4000

Securities Act registration statement file number to which this form relates:	N/A
(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Registered Shares, par value CHF 3.00 per share	The NASDAQ Stock Market LLC

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Registration Statement on Form 8-A/A is being filed by Foster Wheeler AG, a Swiss corporation, to provide a description of Foster Wheeler AG’s registered shares.  Pursuant to the rules under the Securities Exchange Act of 1934, as amended, Foster Wheeler AG is the successor issuer to Foster Wheeler Ltd., a Bermuda company (“Foster Wheeler-Bermuda”), whose common shares were described in the Registration Statement on Form 8-A filed by Foster Wheeler-Bermuda with the Securities and Exchange Commission on May 31, 2005.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.   Description of Registrant’s Securities to be Registered.

The following description of Foster Wheeler’s share capital is a summary. This summary is not complete and is subject to the complete text of Foster Wheeler’s articles of association and organizational regulations, as well as Swiss corporate law.

Except as specifically noted, “Foster Wheeler,” “we,” “us” and similar words in this registration statement refer to Foster Wheeler AG.

Capital Structure

As of February 9, 2009, we had a total share capital of CHF 379,247,742 divided into 126,415,914 registered shares, with a par value of CHF 3.00 per share.  In addition, our articles of association authorize our board of directors to increase the share capital by up to CHF 189,623,871 divided into 63,207,957 registered shares, par value CHF 3.00 per share, and create conditional capital of CHF 189,623,871 divided into 63,207,957 registered shares, par value CHF 3.00 per share.

Increases of Share Capital.    Under Swiss law, we may increase our share capital through an ordinary capital increase, an authorized capital increase or a conditional capital increase and the issue price for each share may not be less than the par value of the newly issued share. An ordinary capital increase is for a specific purpose and requires the approval of a majority of the shareholders, except that increases of capital out of equity and against contribution in kind requires approval from shareholders holding at least two-thirds of the voting rights and a majority of the par value of the registered shares represented at a general meeting. The amount by which the capital can be increased in an ordinary capital increase is unlimited, under the condition that sufficient funds can be provided to cover the capital increase. An ordinary capital increase that has been approved by the shareholders must be executed within three months of shareholder approval.

The shareholders can further authorize the board of directors to increase the share capital in an amount not to exceed 50% of the share capital registered in the commercial register for a period of two years without further shareholder approval. To create authorized capital, a resolution of the general meeting of the shareholders passed by at least two-thirds of the votes and a majority of the par value of the registered shares represented at a general meeting is required.

The requirements for a conditional capital increase are set forth below under “—Conditional Share Capital.”

Authorized Share Capital.    The board of directors is authorized to issue new registered shares at any time during the two-year period ending on February 8, 2011, and thereby increase the share capital, without shareholder approval, by a maximum amount of CHF 189,623,871 divided into 63,207,957 registered shares, par value CHF 3.00 per share. After the expiration of the initial two-year period, and each subsequent two-year period, authorized share capital will be available to the board of directors for issuance of additional registered shares only if the authorization is reapproved by shareholders.

The board of directors determines the time of the issuance, the issuance price, the manner in which the new registered shares have to be paid in, the date from which the new registered shares carry the right to dividends and, subject to the provisions of our articles of association, the conditions for the exercise of the preemptive rights with respect to the issuance and the allotment of preemptive rights that are not exercised. The board of directors may allow preemptive rights that are not exercised to expire, or it may place such rights or registered shares, the preemptive rights of which have not been exercised, at market conditions or use them otherwise in our interest.

In an authorized capital increase, our shareholders would have preemptive rights to obtain newly issued registered shares in an amount proportional to the par value of the registered shares they already hold. However, the board of directors may withdraw or limit these preemptive rights in certain circumstances as set forth in our articles of association. For further details on these circumstances, see “—Preemptive Rights and Advance Subscription Rights.”

Conditional Share Capital.    Our articles of association provide for conditional capital that allows the board of directors to authorize the issuance of additional registered shares up to a maximum amount of CHF 189,623,871 divided into 63,207,957 registered shares, par value CHF 3.00 per share, without obtaining additional shareholder approval. These registered shares may be issued in connection with:

•                  the exercise of conversion, exchange, option, warrant or similar rights for the subscription of shares granted to third parties or shareholders in connection with bonds, options, warrants or other securities newly or already issued by us or one of our subsidiaries, or any of their respective predecessors; or

•                  the issuance of registered shares, options or other share-based awards to directors, employees, contractors, consultants or other persons providing services to us or one of our subsidiaries or affiliates.

Shareholders’ preemptive rights are excluded with respect to any new shares issued out of conditional share capital.

In connection with the issuance of bonds, notes, warrants or other financial instruments or contractual obligations convertible into or exercisable or exchangeable for our registered shares to be issued out of conditional share capital, the board of directors is authorized to withdraw or limit the advance subscription rights of shareholders in certain circumstances. See “—Preemptive Rights and Advance Subscription Rights” below.

The advance subscription rights of shareholders are excluded with respect to registered shares issued to directors, employees, contractors or other persons providing services to us or one of our subsidiaries or affiliates out of conditional share capital.

Under Swiss law, our ability to issue warrants, options or other instruments convertible into our registered shares is limited unless such instruments (i) are issued to directors, employees, contractors or other persons providing services to us or one of our subsidiaries or affiliates, (ii) are convertible debt instruments or are issued in conjunction with debt instruments or loans or (iii) are issued to our shareholders.

In addition, because under Swiss law, we are not be able to issue shares below their par value, instruments convertible into our registered shares must have an exercise or conversion price that is greater than or equal to the par value of the registered shares.

Other Classes or Series of Shares.    The board of directors may not create shares with increased voting powers. To create super-voting shares, the affirmative resolution adopted by shareholders holding at least 66 2/3% of the voting rights and a majority of the par value of the registered shares represented at a general meeting is needed. The board of directors may not create preferred stock without the approval of 66 2/3% of the votes cast and a majority of the par value of the registered shares represented at the general meeting of shareholders.

Preemptive Rights and Advance Subscription Rights

Under the Swiss Code of Obligations (the “Swiss Code”), the prior approval of a general meeting of shareholders is generally required to authorize, for later issuance, the issuance of registered shares, or rights to subscribe for, or convert into, registered shares (which rights may be connected to debt instruments or other obligations). In addition, the existing shareholders will have preemptive rights in relation to such registered shares or rights in proportion to the respective par values of their holdings. The shareholders may, with the affirmative vote of shareholders holding 66 2/3% of the voting rights and a majority of the par value of the registered shares represented at the general meeting, withdraw or limit the preemptive rights for valid reasons (such as a merger, an acquisition or any of the reasons authorizing the board of directors to withdraw or limit the preemptive rights of shareholders in the context of an authorized capital increase as described below).

If the general meeting of shareholders approves the creation of authorized or conditional capital, it can thereby also delegate the decision whether to withdraw or limit the preemptive and advance subscription rights for valid reasons to the board of directors. Our articles of association provide for this delegation with respect to our authorized and conditional share capital in the circumstances described below under “—Authorized Share Capital” and “—Conditional Share Capital.”

Authorized Share Capital.    The board of directors is authorized to withdraw or limit the preemptive rights with respect to the issuance of registered shares from authorized capital if the issuances are made in connection with:

•                  the takeover of enterprises through the exchange of shares;

•                  the financing of the takeover of enterprises or parts thereof, or of equity investments, or of new investment projects by us, or the refinancing of any of the foregoing;

•                  a national or international private or public placement of shares to finance transactions described above;

•                  broadening the shareholder constituency in certain financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing of new shares on domestic or foreign stock exchanges;

•                  national and international offerings of shares for the purpose of increasing the free float or to meet applicable listing requirements;

•                  an over-allotment option being granted to one or more financial institutions in connection with an offering of shares;

•                  the participation of members of our board of directors and employees, contractors, consultants or other person providing services to us or a group company;

•                  raising capital in a fast and flexible manner, which would hardly be achieved without the exclusion of the preemptive rights of the existing shareholders; or

•                  the issuance of registered shares, the issue price of which is determined by reference to the market price.

Conditional Share Capital.    In connection with the issuance of bonds, notes, warrants or other financial instruments or contractual obligations convertible into or exercisable or exchangeable for our registered shares, the preemptive rights of shareholders are excluded and the board of directors is authorized to withdraw or limit the advance subscription rights of shareholders with respect to registered shares issued from our conditional share capital if the issuance (1) is for purposes of financing or refinancing the acquisition of companies, parts of companies or holdings, or new investments, or (2) occurs on the international capital markets or through a private placement.

If the advance subscription rights are to be excluded then:

•                  the respective financial instruments or contractual obligations have to be placed at market conditions;

•                  the instruments or obligations may be converted, exercised or exchanged during a maximum period of 20 years; and

•                  the conversion or exercise price, if any, for the registered shares to be issued will be set with reference to the market conditions prevailing at the date on which the instruments or obligations are issued or entered into.

The preemptive rights and the advance subscription rights of shareholders are excluded with respect to issuances of shares to directors, employees, contractors or other persons providing services to us or one of our subsidiaries or affiliates out of conditional share capital.

Dividends

Under Swiss law, dividends may be paid out only if the corporation has sufficient distributable profits from previous fiscal years, or if the corporation has freely distributable reserves, each as will be presented on the audited annual stand-alone statutory balance sheet. Payments out of the registered share capital (in other words, the aggregate par value of our registered share capital) in the form of dividends are not allowed; however, payments out of registered share capital may be made by way of a capital reduction. See “—Reduction of Share Capital” for more information. Qualifying additional paid-in capital may only be paid out as dividends to shareholders following approval by the shareholders of a reclassification of such qualifying additional paid-in capital as freely distributable reserves (to the extent permissible under the Swiss Code). The affirmative vote of shareholders holding a majority of the registered shares represented at a general meeting must approve reserve reclassifications and distributions of dividends. The board of directors may propose to shareholders that a dividend be paid but cannot itself authorize the dividend. In addition, a shareholder may propose dividends without any dividend proposal by the board. To the extent that dividends are approved by the shareholders, they must be paid.

Under the Swiss Code, if our general capital reserves amount to less than 20% of the share capital recorded in the commercial register (i.e., 20% of the aggregate par value of our registered capital), then at least 5% of our annual profit must be retained as general reserves. The Swiss Code and our articles of association permit us to accrue additional general reserves. In addition, we are required to create a special reserve on our stand-alone annual statutory balance sheet in the amount of the purchase price of registered shares we or any of our subsidiaries repurchase, which amount may not be used for dividends or subsequent repurchases.

Swiss companies generally must maintain a separate company, stand-alone statutory balance sheet for the purpose of, among other things, determining the amounts available for the return of capital to shareholders, including by way of a distribution of dividends. Amounts available for the return of capital as indicated on our statutory balance sheet may be materially different from amounts reflected in our consolidated financial statements prepared in accordance with U.S. generally accepted accounting principals. Our auditor must confirm that a dividend proposal made to shareholders conforms with the requirements of the Swiss Code and our articles of association. Our articles of association provide that dividends that have not been claimed within five years after the due date become our property and are allocated to the general reserves.

We are required under Swiss law to declare any dividends and other capital distributions in Swiss francs. We intend to make any dividend payments to holders of our shares in U.S. dollars. Mellon Investor Services, LLC will be responsible for paying the U.S. dollars to registered holders of shares, less amounts subject to withholding for taxes.

Repurchases of Registered Shares

The Swiss Code limits a company’s ability to hold or repurchase its own registered shares. We and our subsidiaries may only repurchase shares if and to the extent that sufficient freely distributable equity is available, as described above under “—Dividends.” The aggregate par value of all registered shares held by us and our subsidiaries may not exceed 10% of the registered share capital. However, we may repurchase our own registered shares beyond the statutory limit of 10%, and the requirement for sufficient freely distributable equity will not apply, if the shareholders have passed a resolution at a general meeting of shareholders authorizing the board of directors to repurchase registered shares in an amount in excess of 10% and the repurchased shares are dedicated for cancellation. Any registered shares repurchased pursuant to such an authorization will then be cancelled upon the approval of shareholders holding a majority of the registered shares represented at a general meeting.

Repurchased registered shares held by us or our subsidiaries do not carry any rights to vote at a general meeting of shareholders but are entitled to the economic benefits generally associated with the shares.

Reduction of Share Capital

Capital distributions may also take the form of a distribution of cash or property that is based upon a reduction of our nominal share capital recorded in the commercial register. Such a capital reduction requires the approval of shareholders holding a majority of the registered shares represented at the general meeting. A special audit report must confirm that creditors’ claims remain fully covered despite the reduction in the share capital recorded in the commercial register. Upon approval by the general meeting of shareholders of the capital reduction, the board of directors must give public notice of the capital reduction resolution in the Swiss Official Journal of Commerce three times and notify creditors that they may request, within two months of the third publication, satisfaction of or security for their claims.

General Meetings of Shareholders

The general meeting of shareholders is our supreme corporate body. Ordinary and extraordinary shareholders meetings may be held. The following powers will be vested exclusively in the shareholders meeting:

•                  adoption and amendment of our articles of association;

•                  election of members of the board of directors and the auditor;

•                  approval of the annual report, the stand-alone statutory financial statements and the consolidated financial statements;

•                  payments of dividends and any other distributions of capital to shareholders;

•                  granting discharge to the members of the board of directors from liability for business conduct during the previous fiscal year to the extent such conduct is known to the shareholders; and

•                  any other resolutions that are submitted to a general meeting of shareholders pursuant to law, our articles of association or by voluntary submission by the board of directors (unless a matter is within the exclusive competence of the board of directors pursuant to the Swiss Code).

Under the Swiss Code and our articles of association, we must hold an annual, ordinary general meeting of shareholders within six months after the end of our fiscal year for the purpose, among other things, of approving the annual financial statements and the annual report, electing directors for the class whose term has expired and electing auditors. Under our articles of association, the invitation to general meetings must be published in the Swiss Official Journal of Commerce at least 20 and no more than 60 calendar days prior to the relevant general meeting of shareholders. The notice of a meeting must state the items on the agenda and the proposals of the board of directors and of the shareholders who demanded that a shareholders meeting be held or that an item be included on the agenda and, in case of elections, the names of the nominated candidates. No resolutions may be passed at a shareholders meeting concerning agenda items for which proper notice was not given. This does not apply, however, to proposals made during a shareholders meeting to convene an extraordinary shareholders meeting or to initiate a special investigation. No previous notification will be required for proposals concerning items included on the agenda or for debates as to which no vote is taken. If provided for in the notice of meeting, a shareholder registered in the share register with voting rights may participate in such meeting either in person or by a third party appointed by way of a written proxy. Beneficial owners of shares who hold through a nominee exercise shareholders’ rights through such nominee.

Annual general meetings of shareholders may be convened by the board of directors or, under certain circumstances, by the auditor. A general meeting of shareholders can be held anywhere.

We expect to set the record date for each general meeting of shareholders on a date not more than 60 and not less than 20 calendar days prior to the date of each general meeting and announce the date of the general meeting of shareholders prior to the record date.

An extraordinary general meeting of our shareholders may be called upon the resolution of the board of directors or, under certain circumstances, by the auditor. In addition, the board of directors is required to convene an extraordinary general meeting of shareholders if so requested by the shareholders registered in the share register as holding an aggregate of at least 10% of the registered shares, specifying the items for the agenda and their proposals, or if it appears from the stand-alone annual statutory balance sheet that half of the company’s share capital and reserves are not covered by the company’s assets. In the latter case, the board of directors must immediately convene an extraordinary general meeting of shareholders and propose financial restructuring measures.

Under our articles of association, a shareholder may submit a proposal for consideration by the shareholders at any annual meeting by giving written notice of such intent in writing and received by us not less than 45 calendar days in advance of the anniversary date of the proxy statement related to shareholders in connection with the previous year’s annual general meeting.

The board of directors or chairman of the board of directors may postpone a shareholders meeting, provided that notice of postponement is given to each shareholder before the time for such meeting. A new notice is then required to hold the postponed meeting. Under the Swiss Code, a general meeting of shareholders for which a notice of meeting has been duly published may not be adjourned without publishing a new notice of meeting.

Shareholders registered with voting rights in the share register may, at a general meeting, raise counterproposals related to any item on the agenda. However, except as required by law, no resolution of the shareholders may be passed on items proposed without notice at a general meeting and having no bearing on any of the proposed items of the agenda.

Our annual report and auditor’s report must be made available for inspection by the shareholders at our place of incorporation no later than 20 days prior to the meeting. The annual report will include our financial statements (statutory and consolidated) and a description of our business and economic situation. Each shareholder is entitled to request immediate delivery of a copy of these documents free of charge. Shareholders registered in our share register will be notified of this in writing.

Voting

Each registered share carries one vote at a general meeting of shareholders. Voting rights may be exercised by shareholders registered in our share register with voting rights in person or by a duly appointed proxy, which proxy need not be a shareholder. Except as described below, our articles of association do not limit the number of registered shares that may be voted by a single shareholder. Beneficial owners of shares who hold shares through a nominee exercise shareholders’ rights through the nominee.

Our articles of association limit the voting rights of registered shares that are “controlled shares” of a shareholder to one vote less than 10% of the total voting rights of our share capital as registered with the commercial register. Controlled shares of a shareholder consist of shares owned by the shareholder (i) directly, (ii) with respect to U.S. holders, by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the U.S. Internal Revenue Code of 1986, as amended, or (iii) as a beneficial owner within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended. The board of directors may waive this restriction.

To be able to exercise voting rights, holders of the shares must apply to us for enrollment in our share register as shareholders with voting rights. Registered holders of shares may obtain the form of application from our transfer agent. The form of application includes a representation that the holder is holding shares for his own account. Certain exceptions exist for nominees. The board of directors will register Cede & Co., as nominee of The Depository Trust Company, or DTC, with voting rights with respect to shares held in “street name” through DTC.

No shareholder will be registered with voting rights for 10% or more of the share capital as recorded in the commercial register. In furtherance of this limitation, the board of directors is authorized at any time to request from any person which discloses publicly, including in any filing with the Securities and Exchange Commission, or to us that it beneficially owns 10% or more of the shares of the company, that such person provide information with respect to all of its shares that it beneficially owns which are being held by brokers, nominees or other persons on its behalf. The board of directors is authorized to exempt Cede & Co. and other nominees from these requirements.

If the board of directors refuses to register a shareholder with voting rights, the board will notify the shareholder of such refusal within 20 days of the receipt of the application to register such shareholder. Furthermore, the board may cancel, with retroactive application, the registration of a shareholder with voting rights if the initial registration was on the basis of false information in the shareholder’s application. Shareholders registered without voting rights may not participate in or vote at our shareholders’ meetings, but will be entitled to dividends, preemptive rights and liquidation proceeds. Only shareholders that are registered as shareholders with voting rights on the relevant record date are permitted to participate in and vote at a general shareholders’ meeting.

Legal entities that are linked to one another through capital, voting rights, management or in any other manner, as well as all natural persons or legal entities achieving an understanding or forming a syndicate or otherwise acting in concert to circumvent the limitation on registration, are considered one shareholder or nominee.

Treasury shares, whether owned by us or one of our majority-owned subsidiaries, will not be entitled to vote at general meetings of shareholders.

With respect to the election of directors, each holder of registered shares entitled to vote at the election has, subject to the limitation for shareholders whose “controlled shares” represent 10% or more of our voting shares, the right to vote, in person or by proxy, the number of registered shares held by him for as many persons as there are directors to be elected. Our articles of association do not provide for cumulative voting for the election of directors.

Pursuant to our articles of association, the shareholders generally pass resolutions by the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes will be disregarded.

The acting chair may direct that elections be held and resolutions be decided by use of an electronic voting system. Electronic resolutions and elections are considered equal to resolutions and elections taken by way of a written ballot.

The Swiss Code and/or our articles of association require the affirmative vote of at least two-thirds of the voting rights and a majority of the par value of the registered shares, each as represented at a general meeting to approve the following matters:

•                  a change of our purpose;

•                  the creation of shares with privileged voting rights;

•                  the restriction on the transferability of registered shares and any amendment in relation thereto;

•                  an increase of capital, authorized or subject to a condition;

•                  an increase of capital out of equity against contributions in kind, or for the purpose of acquisition of assets or the granting of special benefits;

•                  any change to the provisions relating to supermajority voting provisions in our articles of association;

•                  the restriction or withdrawal of preemptive rights;

•                  a change in our place of incorporation;

•                  the dissolution of Foster Wheeler; and

•                  any alteration or amendment of articles 8, 9 or 16 of the articles of association, which relate to registration in our share register and the voting rights of our shareholders.

The same supermajority voting requirements apply to resolutions in relation to transactions among corporations based on Switzerland’s Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets (the “Merger Act”), including a merger, demerger or conversion of a corporation (other than a cash-out or certain squeeze-out mergers, in which minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company, for instance, through cash or securities of a parent company of the acquiring company or of another company—in such a merger, an affirmative vote of 90% of the outstanding registered shares is required). Swiss law may also impose this supermajority voting requirement in connection with the sale of “all or substantially all of its assets” by us. See “—Compulsory Acquisitions; Appraisal Rights.”

Our articles of association require the affirmative vote of at least two-thirds of the registered shares recorded in the commercial register and entitled to vote at a general meeting to approve the removal of a member of the board of directors.

Quorum for General Meetings

Under Swiss law, there is no mandatory quorum requirement unless set forth in a company’s articles of association (although certain actions by shareholders require the approval of a specified percentage of all registered shares, whether or not such shares are actually voted, which has the practical effect of a quorum requirement). Our articles of association provide that the presence of shareholders, in person or by proxy, holding at least a majority of the registered shares recorded in our share register and generally entitled to vote at a meeting, is a quorum for the transaction of most business.

Under the Swiss Code, the board of directors has no authority to waive quorum requirements stipulated in the articles of association.

Inspection of Books and Records

Under the Swiss Code, a shareholder registered in our share register has a right to inspect the share register with regard to his own shares and otherwise to the extent necessary to exercise his shareholder rights. No other person has a right to inspect the share register. The books and correspondence of a Swiss company may be inspected with the express authorization of the general meeting of shareholders or by resolution of the board of directors and subject to the safeguarding of the company’s business secrets. At a general meeting of shareholders, any shareholder registered in our share register is entitled, subject to the limitation described below, to request information from the board of directors concerning the affairs of the company. Shareholders registered in our share register may also ask the auditor questions regarding its audit of the company. The board of directors and the auditor must answer shareholders’ questions to the extent necessary for the exercise of shareholders’ rights and subject to prevailing business secrets or other material interests of us.

Special Investigation

If the shareholders’ inspection and information rights as outlined above prove to be insufficient, any shareholder may propose to the general meeting of shareholders that specific facts be examined by a special commissioner in a special investigation. If the general meeting of shareholders approves the proposal, we or any shareholder may, within 30 calendar days after the general meeting of shareholders, request the court at our registered office to appoint a special commissioner. If the general meeting of shareholders rejects the request, one or more shareholders representing at least 10% of the share capital or holders of registered shares in an aggregate par value of at least two million Swiss francs may request the court to appoint a special commissioner. The court will issue such an order if the petitioners can demonstrate that the board of directors, any member of the board or one of our officers infringed the law or our articles of association and thereby damaged the company or the shareholders. The costs of the investigation would generally be allocated to us and only in exceptional cases to the petitioners.

Compulsory Acquisitions; Appraisal Rights

Business combinations and other transactions that are binding on all shareholders are governed by the Merger Act. A statutory merger or demerger requires that at least 66 2/3% of the registered shares and a majority of the par value of the registered shares represented at the general meeting of shareholders vote in favor of the transaction. Under the Merger Act, a “demerger” may take two forms:

•                  a legal entity may divide all of its assets and transfer such assets to other legal entities, with the shareholders of the transferring entity receiving equity securities in the acquiring entities and the transferring entity dissolving upon deregistration in the commercial register; or

•                  a legal entity may transfer all or a portion of its assets to other legal entities, with the shareholders of the transferring entity receiving equity securities in the acquiring entities.

If a transaction under the Merger Act receives all of the necessary consents, all shareholders would be compelled to participate in the transaction. See “—Voting.”

Swiss companies may be acquired by an acquirer through the direct acquisition of the share capital of the Swiss company. With respect to corporations limited by shares, such as our company, the Merger Act provides for the possibility of a so-called “cash-out” or “squeeze-out” merger if the acquirer controls 90% of the outstanding registered shares. In these limited circumstances, minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company (for instance, through cash or securities of a parent company of the acquiring company or of another company). For business combinations effected in the form of a statutory merger or demerger and subject to Swiss law, the Merger Act provides that if the equity rights have not been adequately preserved or compensation payments in the transaction are unreasonable, a shareholder may request the competent court to determine a reasonable amount of compensation.

In addition, under Swiss law, the sale of “all or substantially all of its assets” by us may require a resolution of the general meeting of shareholders passed by holders of at least two-thirds of the voting rights and a majority of the par value of the registered shares, each as represented at the general meeting of shareholders. Whether or not a shareholder resolution is required depends on the particular transaction, including whether the following test is satisfied:

•                  the company sells a core part of its business, without which it is economically impracticable or unreasonable to continue to operate the remaining business;

•                  the company’s assets, after the divestment, are not invested in accordance with the company’s statutory business purpose; and

•                  the proceeds of the divestment are not earmarked for reinvestment in accordance with the company’s business purpose but, instead, are intended for distribution to shareholders or for financial investments unrelated to the company’s business.

If all of the foregoing apply, a shareholder resolution would likely be required.

Anti-Takeover Provisions

Our articles of association have provisions that could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors, and may have the effect of discouraging actual or threatened changes of control by limiting certain actions that may be taken by a potential acquirer prior to its having obtained sufficient control to adopt a special resolution amending our articles of association.

The articles of association provide that our board of directors will be divided into three classes serving staggered three-year terms. Under the Swiss Code, directors may at any time, with or without cause, be removed from office by resolution of the shareholders at a general meeting of shareholders, provided that a proposal for such resolution has been put on the agenda for the meeting in accordance with the requirements of the Swiss Code and our articles of association. Our articles of association provide that a decision of the shareholders at a general meeting to remove a director requires the vote of shareholders holding at least 66 2/3% of the registered shares outstanding and entitled to vote at that meeting.

Our articles of association include authorized share capital, according to which the board of directors is authorized, at any time during a maximum two-year period, to issue up to 63,207,957 registered shares with a par value of CHF 3.00 per share and to limit or withdraw the preemptive rights of the existing shareholders in various circumstances.

In addition, under our articles of association, shareholders whose “controlled shares” (as defined in the articles of association) represent 10% or more of our total voting shares will be limited to voting one vote less than 10% of the total voting rights of our share capital as registered with the commercial register, which could make it more difficult for a third party to acquire us without the consent of our board of directors.

For other provisions that could be considered to have an anti-takeover effect, see “—Preemptive Rights and Advance Subscription Rights” and “—General Meetings of Shareholders” above.

Legal Name; Formation; Fiscal Year; Registered Office

Our legal name is Foster Wheeler AG. We were initially formed on November 18, 2008 and registered with the commercial register of the Canton of Zug on November 25, 2008. We are incorporated and domiciled in Zug, Switzerland, and operate under the Swiss Code as a stock corporation (Aktiengesellschaft). We are recorded in the Commercial Register of the Canton of Zug with the registration number CH-170.3.032.880-7. Our fiscal year is the calendar year.

Our registered office in Switzerland is c/o Bär & Karrer, Baarerstrasse 8, CH-6301 Zug, Switzerland.

Corporate Purpose

Our business purpose is to acquire, hold, manage, exploit and sell, whether directly or indirectly, participations in businesses in Switzerland and abroad, including but not limited to businesses that are involved in engineering and construction services, the design, manufacture and ownership of power equipment and the ownership and operation of power production and power generation facilities as well as to provide financing for these purposes.

Duration; Dissolution; Rights upon Liquidation

Our duration is unlimited. We may be dissolved at any time with the approval of shareholders holding 66 2/3% of the voting rights and a majority of the par value of the registered shares represented at a general meeting. Dissolution by court order is possible if we become bankrupt, or for cause at the request of shareholders holding at least 10% of our share capital. Under Swiss law, any surplus arising out of liquidation, after the settlement of all claims of all creditors, will be distributed to shareholders in proportion to the paid-up par value of registered shares held, subject to Swiss withholding tax requirements.

Uncertificated Shares

We are authorized to issue registered shares in certificated or uncertificated form. We currently issue registered shares in uncertificated, book-entry form.

Stock Exchange Listing

Our registered shares are listed on the NASDAQ Global Select Market and trade under the symbol “FWLT.”

No Sinking Fund

The registered shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

Our currently outstanding registered shares are duly and validly issued, fully paid and nonassessable.

No Redemption and Conversion

The registered shares are not convertible into shares of any other class or series or subject to redemption either by us or the holder of the shares.

Transfer and Registration of Ownership of Shares

We have not imposed any restrictions applicable to the transfer of our registered shares. Our share register is kept by Mellon Investor Services, LLC, which acts as transfer agent and registrar. The share register reflects only record owners of our shares. Swiss law does not recognize fractional share interests.

Item 2.   Exhibits.

Exhibit	Description
4.1	Articles of Association of Foster Wheeler AG (Filed as Exhibit 3.1 to Foster Wheeler AG’s Current Report on Form 8-K filed on February 9, 2009 and incorporated herein by reference.)

4.2	Organizational Regulations of Foster Wheeler AG (Filed as Exhibit 3.2 to Foster Wheeler AG’s Current Report on Form 8-K filed on February 9, 2009 and incorporated herein by reference.)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

FOSTER WHEELER AG

Date: February 9, 2009	By:	/s/ Peter J. Ganz
Name: Peter J. Ganz
		Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description
4.1	Articles of Association of Foster Wheeler AG (Filed as Exhibit 3.1 to Foster Wheeler AG’s Current Report on Form 8-K filed on February 9, 2009 and incorporated herein by reference.)

4.2	Organizational Regulations of Foster Wheeler AG (Filed as Exhibit 3.2 to Foster Wheeler AG’s Current Report on Form 8-K filed on February 9, 2009 and incorporated herein by reference.)